Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Amaze Holdings, Inc. and Subsidiaries on Forms S-8 (No. 333-262906 and No. 333-288055), Forms S-1 (No. 333-287856, No. 333-290177, No. 333-290567, No. 333-269082, and No. 333-293428), and Form S-3 (No. 333-289876) of our report dated March 31, 2026 relating to the financial statements of Amaze Holdings, Inc. and Subsidiaries for the year ended December 31, 2025 appearing in this Annual Report on Form 10-K, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern.

/s/ Wipfli LLP

Minneapolis, Minnesota

March 31, 2026

“Wipfli” is the brand name under which Wipfli LLP and Wipfli Advisory LLC and its respective subsidiary entities provide professional services. Wipfli LLP and Wipfli Advisory LLC (and its respective subsidiary entities) practice in an alternative practice structure in accordance with the AICPA Code of Professional Conduct and applicable law, regulations, and professional standards. Wipfli LLP is a licensed independent CPA firm that provides attest services to its clients, and Wipfli Advisory LLC provides tax and business consulting services to its clients. Wipfli Advisory LLC and its subsidiary entities are not licensed CPA firms.